Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-121572 of Environmental Power Corporation on Form S-2 on Form S-3 of our report dated March 24, 2004 (except as to the effects of the reverse stock split described in Note R thereto, as to which our report is dated December 21, 2004), relating to the financial statements and financial statement schedule of Environmental Power Corporation appearing in the Annual Report on Form 10-K of Environmental Power Corporation for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 12, 2005